Tortoise Capital Resources Corp. Schedules Earnings Release for Its First Quarter Ended Feb. 28, 2011

LEAWOOD, Kan.--March 28, 2011--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) today announced that on Friday, April 8, 2011, it will report its earnings results for its first quarter ended Feb. 28, 2011.

On April 8, 2011, beginning at 1 p.m. Central, TTO will host its Annual Meeting. In conjunction with the Annual Meeting, TTO will host a conference call and webcast in listen-only format. Participants should dial-in to 877-941-2333 approximately five to 10 minutes prior to the scheduled start time. A link to the webcast will be accessible at www.tortoiseadvisors.com.

Immediately following its Annual Meeting, the company will host its first quarter earnings conference call during which it will discuss its investment and ongoing distribution strategy. Conference call participants will have the opportunity to ask questions following management's prepared remarks.

A replay of the call will be available beginning at 3:00 p.m. Central on April 8, 2011 and continuing until April 15, 2011, by dialing 800-406-7325. The replay access code is 4421399#. A replay of the webcast will also be available on the company's website at www.tortoiseadvisors.com through April 8, 2012.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors

Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Feb. 28, 2011, the adviser had approximately $6.6 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com